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                                                                  Exhibit 99-B-1


================================================================================









                               PURCHASE AGREEMENT


                                   dated as of


                                January 15, 2002


                                     between


                      PUBLIC SERVICE COMPANY OF NEW MEXICO


                                       and


                       DANA COMMERCIAL CREDIT CORPORATION



================================================================================


                      PURCHASE AND SALE OF ALL THE STOCK OF
                        DCC PROJECT FINANCE TWO, INC.

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                                                TABLE OF CONTENTS



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                                                     ARTICLE 1

                                             PURCHASE FROM The SELLER

1.1.     Purchase and Sale of the Shares......................................................................... 1
1.2.     Delivery of the Shares.................................................................................. 1
1.3.     Delivery of the Purchase Price.......................................................................... 1
1.4.     Purchase Price Adjustment............................................................................... 2
1.5.     No Section 338(h)(10) Election.......................................................................... 2
1.6.     Certain Governmental Approvals.......................................................................... 2

                                                     ARTICLE 2

                                   REPRESENTATIONS AND WARRANTIES OF THE SELLER

2.1.     Organization and Qualification of the Company........................................................... 2
2.2.     Authority of the Seller................................................................................. 3
2.3.     Authority of the Company................................................................................ 3
2.4.     Enforceability.......................................................................................... 3
2.5.     Title to the Shares; etc................................................................................ 3
2.6.     Effect of this Agreement................................................................................ 3
2.7.     Capitalization.......................................................................................... 4
2.8.     Assets and Liabilities.................................................................................. 4
2.9.     Taxes................................................................................................... 4
2.10.    Litigation.............................................................................................. 6
2.11.    No Subsidiaries or Other Affiliates..................................................................... 6
2.12.    Compliance with Applicable Laws......................................................................... 6
2.13.    Employees, Officers and Directors....................................................................... 6
2.14.    Finder's Fee............................................................................................ 7
2.15.    Agreements and Other Rights............................................................................. 7
2.16.    Title to Assets......................................................................................... 7
2.17.    Bank Accounts; Powers of Attorney....................................................................... 7
2.18.    Due Diligence........................................................................................... 7


                                                     ARTICLE 3

                                  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

3.1.     Organization and Qualification of the Purchaser......................................................... 7
3.2.     Authority of the Purchaser.............................................................................. 8
3.3.     Enforceability.......................................................................................... 8
3.4.     Effect of this Agreement................................................................................ 8
3.5.     Investment Representations.............................................................................. 8


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3.6.     Finders' Fee............................................................................................ 9
3.7.     Transaction Documents................................................................................... 9
3.8.     Litigation.............................................................................................. 9

                                                     ARTICLE 4

                                     COVENANTS OF THE SELLER AND THE PURCHASER

4.1.     Tax Matters;  Cooperation; Tax Returns.................................................................. 9
4.2.     Finders' Fee; Fee Indemnification.......................................................................14
4.3.     Additional Purchaser Covenants..........................................................................14

                                                     ARTICLE 5

                                            CONFIDENTIALITY; PUBLICITY

5.1.     Confidentiality Agreement...............................................................................14
5.2.     No Public Announcement..................................................................................15
5.3.     Disclosure..............................................................................................15

                                                     ARTICLE 6

                                                      CLOSING

6.1.     Closing.................................................................................................15
6.2.     Further Acts............................................................................................15
6.3.     Survival of Representations and Warranties..............................................................16
6.4.     Deliveries of the Seller................................................................................16
6.5.     Deliveries of the Purchaser.............................................................................17

                                                     ARTICLE 7

                                                  INDEMNIFICATION

7.1.     Agreements to Indemnify.................................................................................18
7.2.     Notice of Claims........................................................................................18
7.3.     Survival of Representations; Effect of Certificates.....................................................19
7.4.     Indemnity Amounts to be Computed on an After-Tax Basis..................................................20
7.5.     Indemnification for Ongoing EIP Transaction.............................................................20

                                                     ARTICLE 8

                                                    TERMINATION

8.1.     Termination.............................................................................................21



                                                     ARTICLE 9

                                                      GENERAL

9.1.     Amendment...............................................................................................21


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9.2.     Entire Understanding....................................................................................21
9.3.     Counterparts............................................................................................22
9.4.     Headings................................................................................................22
9.5.     Applicable Law..........................................................................................22
9.6.     Parties in Interest; Assignment.........................................................................22
9.7.     Notices.................................................................................................22
9.8.     Expenses................................................................................................23
9.9.     Waiver..................................................................................................23
9.10.    Name Change; Release....................................................................................23
9.11.    Certain Definitions.....................................................................................24


Exhibit A         Principal Transaction Documents
Exhibit B         Filings, Notices and Approvals
Exhibit C         Due Diligence Items
Exhibit D         Form of Termination of Tax Sharing Arrangements
Exhibit E         Form of Release and Discharge of Transferee's Parent Guarantee
                  by Certain Beneficiaries Thereunder

Schedule 2.9(c)   Taxes; Derivation of Adjusted Basis
Schedule 2.9(i)   Taxes; Liabilities
Schedule 2.13     Employees, Officers and Directors
Schedule 4.1(c)   2002 Tax Return Methodology
Schedule 6.4(e)   FIRPTA Certificate



                                                         iii

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                               PURCHASE AGREEMENT

      This PURCHASE AGREEMENT dated as of January 15, 2002 (this "AGREEMENT") is between (i) DANA COMMERCIAL CREDIT CORPORATION, a Delaware corporation ("DCCC" or the "SELLER"), and (ii) PUBLIC SERVICE COMPANY OF NEW MEXICO, a New Mexico corporation ("PNM" or the "PURCHASER"). Capitalized terms used herein without definition have the respective meanings specified in Section 9.11 below.

      A. DCC Project Finance Two, Inc., a Delaware corporation (the "COMPANY"), is a direct, wholly owned subsidiary of DCCC. DCCC owns 500 shares of stock, $1.00 par value, of the Company ("SHARES"). The Shares comprise all of the issued and outstanding stock of the Company.

      B. The Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Shares for a purchase price of $5,672,000, subject to possible upward adjustment as provided in Section 1.4 of this Agreement (collectively, the "PURCHASE PRICE"), subject to the terms and conditions set forth in this Agreement.

      ACCORDINGLY, the parties hereto agree as follows on the date hereof and on the Closing Date:


                                    ARTICLE 1

                            PURCHASE FROM THE SELLER

      1.1. PURCHASE AND SALE OF THE SHARES. Subject to the terms and conditions set forth herein, on the Closing Date, (i) the Seller agrees to sell and deliver, and the Purchaser agrees to purchase and accept, the Shares and (ii) the Purchaser agrees to pay the Purchase Price.

      1.2. DELIVERY OF THE SHARES. Subject to the terms and conditions set forth herein (including receipt by the Seller of the Purchase Price), the Seller will, on the Closing Date, deliver to the Purchaser stock certificates representing ownership of the Shares duly endorsed for transfer and transferred on the books and records of the Company.

      1.3. DELIVERY OF THE PURCHASE PRICE. Subject to the terms and conditions set forth herein (including delivery to the Purchaser of the Shares which shall be deemed to have occurred upon delivery of the stock certificates set forth in
Section 1.2 above), the Purchaser shall pay the Purchase Price by wire transfer of immediately available funds to an account designated in writing by the Seller.

      1.4. PURCHASE PRICE ADJUSTMENT. If the Closing Date shall occur after February 28, 2002, interest on the cash payment of $5,672,000 will be computed at the lower of (x) DCCC's 60-day funding cost and (y) 5% per annum for the actual number of days elapsed from but

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excluding January 15, 2002 to and including the Closing Date. Such interest
(if due) shall be an upward adjustment to such cash Purchase Price. Except as provided in Sections 4.1(b) and 7.4 hereof, no other pricing adjustment is applicable to the purchase or sale of the Shares.

      1.5. NO SECTION 338(h)(10) ELECTION. It is understood and agreed that the parties will not make an election under Section 338(h)(10) of the Code in respect of the sale and purchase of the Shares.

      1.6. CERTAIN GOVERNMENTAL APPROVALS. The Purchaser began the process of seeking the governmental approvals specified in EXHIBIT B hereto (the "EXHIBIT B APPROVALS") by directing its counsel to begin preparation of draft applications and testimony, such direction having been given promptly after December 28, 2001. PNM shall make appropriate filings (together with ancillary documentation) to obtain the Exhibit B Approvals using its best efforts by January 22, 2002. The Purchaser expects that all Exhibit B Approvals can be obtained within 75 to 90 days of the date on which the filings are made. The Purchaser shall use its best efforts to obtain the Exhibit B Approvals as rapidly as reasonably practicable. The Purchaser expects to nominate a date for the Closing Date which is as soon as reasonably practicable after the date on which the last Exhibit B Approval is obtained. The Purchaser shall provide DCCC with a copy of each filing or application for an Exhibit B Approval at or prior to the submission of the same to the Governmental Authority in question.

                                    ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF THE SELLER

      To induce the Purchaser to enter into and perform this Agreement, the Seller represents and warrants to the Purchaser as follows on the date hereof and on the Closing Date (PROVIDED, HOWEVER, that the Seller does not represent or warrant as to any matter to the extent that PNM shall have provided a specific representation or warranty as to such matter in the Transaction Documents):

      2.1. ORGANIZATION AND QUALIFICATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is not, and is not required to be, qualified, admitted or otherwise authorized to transact business as a foreign corporation in any other state, except where the failure to be so qualified, admitted or authorized to transact business would reasonably be expected to have a material adverse effect on its ability to conduct its business as currently conducted. The copies of the organizational documents, stock transfer records and minute books of the Company previously delivered or otherwise provided to the Purchaser are true, correct and complete copies of such documents and reflect all amendments of the Company's organizational documents and minutes of all meetings of the shareholders and directors of the Company (or, in each case, written consent in lieu thereof) held through and including the date hereof.

      2.2. AUTHORITY OF THE SELLER. The Seller has the corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution and delivery by the Seller of, and performance by the Seller of its obligations under, this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on


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the part of the Seller other than any such action (including, without limitation, approval by the Seller's Operating Committee) that will have been taken prior to the Closing Date. No registration or filing with, consent or approval of, notice to or action by any Governmental Authority is required to permit the sale of the Shares by the Seller or the taking of any other action by the Seller with respect to the transactions contemplated by this Agreement, except that no representation or warranty is given by the Seller with respect to any Exhibit B Approval.

      2.3. AUTHORITY OF THE COMPANY. The Company has the corporate power and authority to own its assets and to conduct its business as currently conducted.

      2.4. ENFORCEABILITY. This Agreement constitutes the valid and legally binding obligations of the Seller enforceable against the Seller in accordance with the terms hereof, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting generally the enforcement of creditors' rights and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

      2.5. TITLE TO THE SHARES; ETC. The Seller has, and (subject to the satisfaction of the conditions set forth herein) on the Closing Date the Seller shall convey, sell and assign to the Purchaser, legal, beneficial, valid and indefeasible title to the Shares, free and clear of all Liens, restrictions on sale or transfer (other than restrictions imposed by applicable federal and state securities laws), preemptive rights, options or any other claims by any Person. There are no Owner Participant Liens on the Subject Interest.

      2.6. EFFECT OF THIS AGREEMENT. The execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby will not (i) violate any law, statute, regulation, judicial or administrative order, writ, award, judgment, injunction or decree involving the Seller or the Company, (ii) conflict with, result in a breach of, or constitute a default under, any agreement or other instrument of the Seller or the Company or by which either of them or any of their respective properties are bound (provided that no representation or warranty is made with respect to the Transaction Documents) or (iii) violate the organizational documents of the Company or the Seller.

      2.7. CAPITALIZATION. The authorized capital stock of the Company consists of 1,000 shares of common stock, $1.00 par value per share ("COMMON STOCK"), of which 500 shares are issued and outstanding. The Company has not issued or authorized any shares of Preferred Stock. The Seller is the record holder of the Shares, constituting all of the issued and outstanding stock of the Company. All of the Shares have been duly authorized, validly issued and are fully paid and nonassessable. There are no existing agreements, plans, options, warrants, rights, calls or commitments of any character to which the Company is a party or by which it is bound providing for the issuance of any additional shares, or for the repurchase or redemption of the Shares, and there are no outstanding securities or other instruments convertible into or exchangeable for shares of the Company's capital stock or commitments to issue such securities or instruments.


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      2.8.  ASSETS AND LIABILITIES.

            (a) As of the Closing Date, the Company will have no assets or Liabilities of any nature other than those existing by virtue of the Transaction Documents and the Acquisition Agreement and, in each case, the Company's participation in the transactions contemplated thereby. The Company conducts no business other than holding the Subject Interest.

            (b) The Company has no obligation or Liability under Section 7.6 of the Acquisition Agreement with respect to a Refinancing Fee (as defined in such Section 7.6).

      2.9.  TAXES.

            (a) The Company or the Seller has duly and timely filed, or will duly and timely file, all returns, reports, information returns, questionnaires, declarations or other documents (including any related or supporting information) relating to Taxes required to be filed on or prior to the Closing Date in respect of the income, properties, status and activities of the Company (collectively, "TAX RETURNS"). All such Tax Returns are, or will be when filed, materially true, complete and correct in respect of the income, properties, status and activities of the Company.

            (b) All Taxes due and payable by the Company (or by any member of any consolidated, combined, affiliated, unitary or other similar Tax group that includes the Company (a "TAX GROUP") in respect of the income, properties, status and activities of the Company) which relate to periods ending on or prior to the Closing Date have been, or will be, duly and timely paid by or on behalf of the Company. Any charges, accruals or reserves (if any) for Taxes of the Company accrued as of December 31, 2001 but not yet due and payable on that date will be adequate to cover all such Taxes.

            (c) Attached hereto as SCHEDULE 2.9(c) is information showing the manner in which the Company's adjusted basis for federal income tax purposes in the Undivided Interest and Transaction Expenses has been derived. As of January 1, 2002, the Company will have an adjusted tax basis in the Undivided Interest and Transaction Expenses for federal income tax purposes of not less than $15,734,568.

            (d) (i) None of the Company or any member of a Tax Group has executed or filed with any Tax Authority any consent, agreement or other document extending or having the effect of extending the period for filing any Tax Return with respect to the Company (other than routine six-month extensions of the time for filing income Tax Returns), or assessment or collection of any Taxes with respect to the Company, (ii) there is no action, suit, proceeding, investigation, audit or claim relating to Taxes currently pending or threatened with respect to the Company or a Tax Group in respect of the Company and none of the Company or any member of a Tax Group in respect of the Company has received any notice of the commencement of any such action, suit, proceeding, investigation, audit or claim, (iii) all deficiencies in Taxes that have been claimed, proposed or asserted against the Company or a Tax Group have been paid in full, (iv) no Person currently holds, with respect to the Tax Returns filed or to be filed prior to the Closing Date, powers of attorney from the Company or any member of a Tax Group in respect of the Company, and (v) the Company is not party to, is not bound by and does not have any


                                       4
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obligation under any Tax sharing or similar agreement, other than an agreement with respect to which the Purchaser or an Affiliate of the Purchaser is a party or an agreement with respect to which all the parties are members of a Tax Group. There are no Tax liens (other than for Taxes not yet due and payable) outstanding against any of the assets of the Company.

            (e) All Taxes that the Company (or any member of a Tax Group in respect of the Company) is required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the appropriate Tax Authority to the extent due and payable.

            (f) None of the Company or any member of a Tax Group in respect of the Company has filed a consent to the application of Section 341(f)(2) of the Code or any comparable provision of any Tax Law.

            (g) The Company is not a party to any "safe harbor lease" within the meaning of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect before amendment by the Tax Equity and Fiscal Responsibility Act of 1982. The Company has not made any payment, is not obligated to make any payment and is not a party to any agreement that could or does obligate the Company to make any payment that is not, or would not be, deductible under Section 280G of the Code. None of the assets of the Company secures any debt the interest on which is tax exempt under Section 103 of the Code.

            (h) None of the Company or any member of a Tax Group has agreed to make any adjustment under Section 481(a) of the Code (or comparable provision of any other Tax Law), by reason of a change in accounting method or otherwise, in respect of the Company. To the best knowledge of the Seller, no Tax Authority has proposed, or is contemplating, any such adjustment or any change in accounting method in respect of the Company. None of the Company or any member of a Tax Group has an application pending with any Tax Authority requesting permission for any change in accounting method in respect of the Company.

            (i) Except as provided in SCHEDULE 2.9(i), the Company is not liable for the Taxes of any Person under (i) Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Tax Law, (ii) as a transferee or successor or (iii) by contract or indemnity.

            (j) To the best knowledge of the Seller and the Company, no claim has ever been made by a Tax Authority in a jurisdiction where the Company (or a Tax Group in respect of the Company) does not file Tax Returns that the Company (or a Tax Group in respect of the Company) is or may be required to file Tax Returns and/or be subject to taxation by that jurisdiction.

            (k) None of the Company or any member of a Tax Group has received any letter ruling, determination letter or similar document issued by any Tax Authority, nor entered into any closing agreement pursuant to Section 7121 of the Code, or any similar Tax Laws, with any Tax Authority, which, in either case, could have an adverse effect on the Company following the Closing Date.

      2.10. LITIGATION. There is no action or proceeding pending or, to the Seller's knowledge, threatened against the Company or affecting the Shares, and there is no outstanding


                                       5
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judgment, order or decree to which the Company is a party or which involves the transactions contemplated herein.

      2.11. NO SUBSIDIARIES OR OTHER AFFILIATES. Other than holding the Subject Interest, the Company does not own any shares of, or control, directly or indirectly, or have any equity interest in, any corporation, partnership, joint venture, association or other business organization.

      2.12. COMPLIANCE WITH APPLICABLE LAWS. To the Seller's knowledge, the Company is in material compliance with all federal, state, municipal and local laws, codes, statutes, ordinances, orders, judgments, decrees, injunctions, franchises, determinations, approvals, rules, regulations, permits, licenses, authorizations, certificates, notices, demand letters, circulars, opinion letters and directions imposed by any Governmental Authority having jurisdiction over the Company and which are relevant to the Company and its business, property or assets, except that no representation or warranty is given by the Seller with respect to (i) any Governmental Authority identified in EXHIBIT B hereto or (ii) any matter of whatever nature relating to or required by the leasing, use, operation or maintenance of the Transmission System or the Undivided Interest, or the business, operations or other activities of the Lessee and its Affiliates.

      2.13. EMPLOYEES, OFFICERS AND DIRECTORS. The officers and directors of the Company are listed in SCHEDULE 2.13. The Company has no, and has not, at any time, had any, employees and is not, and was not, at any time during the past five years, party to or bound by any collective bargaining agreement, written employment agreements, or any incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, savings, retirement pension, severance, post retirement supplement or retirement, health, welfare or other similar plan or arrangement for the benefit of any Person. The Company has no outstanding financial obligation (i) to any director of the Company or any relative of any director or any person or entity controlled directly or indirectly by, or otherwise affiliated with, any director or (ii) to the Seller, or any person or entity controlled directly or indirectly by, or otherwise affiliated with, the Seller, except for such obligations which arise or could arise by operation of law, from any reimbursement obligations under any guarantee of the Company's obligations provided by the Seller or otherwise, from the Seller's ownership of the Shares.

      2.14. FINDER'S FEE. Other than Farragut Investments, Inc. (whose fee or commission is the sole responsibility of DCCC), neither the Seller nor the Company has retained any investment banker, broker, finder or other intermediary or authorized any such person or entity to act on its or their behalf in connection with the transactions contemplated hereby and no such person or entity is entitled to any fee or commission from the Seller, any of its Affiliates or the Company upon the consummation of the transactions contemplated hereby.

      2.15. AGREEMENTS AND OTHER RIGHTS. The Company is not a party to or otherwise bound by any Contracts other than the Transaction Documents and the Acquisition Agreement.

      2.16. TITLE TO ASSETS. The Company is the owner of, and has legal title to, the Subject Interest.


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      2.17. BANK ACCOUNTS; POWERS OF ATTORNEY.  As of the Closing Date, the
Company will maintain no account or safe deposit box with any bank or other financial institution and no one holds any powers of attorney from the Company.

      2.18. DUE DILIGENCE. Listed in EXHIBIT C hereto are certain due diligence materials provided by the Seller to the Purchaser at the Purchaser's request. The copies of such materials provided by the Seller to the Purchaser and its counsel are complete and correct in all material respects.

                                    ARTICLE 3

               REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      To induce the Seller to enter into this Agreement, the Purchaser represents and warrants to the Seller as follows on the date hereof and on the Closing Date:

      3.1. ORGANIZATION AND QUALIFICATION OF THE PURCHASER. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico.

      3.2. AUTHORITY OF THE PURCHASER. The Purchaser has the right, power, legal capacity and authority to own its assets, to conduct its business and to execute, deliver and perform its obligations under this Agreement. The execution and delivery by the Purchaser of, and performance by the Purchaser of its obligations under, this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser other than approval by the Purchaser's Board of Directors (which it expects to obtain at a meeting of the Board of Directors to be held on January 18, 2002). No registration or filing with, or consent or approval of, or notice to or action by any Governmental Authority is required to permit the purchase of the Shares by the Purchaser or the taking of any other action by the Purchaser with respect to the transactions contemplated by this Agreement other than the Exhibit B Approvals.

      3.3. ENFORCEABILITY. This Agreement constitutes the valid and legally binding obligations of the Purchaser, enforceable against the Purchaser in accordance with the terms hereof, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting generally the enforcement of creditors' rights and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

      3.4. EFFECT OF THIS AGREEMENT. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby will not (i) violate any statute, regulation, judicial or administrative order, writ, award, judgment, injunction or decree involving the Purchaser, (ii) conflict with, result in a breach of or constitute a default under any agreement or other instrument of the Purchaser by which the Purchaser or any of its properties is bound or (iii) violate the organizational documents of the Purchaser.


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      3.5.  INVESTMENT REPRESENTATIONS.

            (a) The Shares are being acquired by the Purchaser for investment and not with a view to the resale or distribution of any part thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same, and has no contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third person, with respect to any of the Shares.

            (b) The Purchaser believes it has received all the information necessary or appropriate to decide whether to acquire the Shares. The Purchaser has had an opportunity to ask questions and receive answers from the Company and the Seller regarding the Company and its business. The Purchaser has not relied upon, and is not relying upon, the Company or the Seller with respect to tax and other economic considerations related to the transactions contemplated hereby, expect as otherwise expressly provided herein.

            (c) The Purchaser understands that the Shares are not registered under the Securities Act, and that the sale of the Shares are being made by the Seller in reliance upon one or more exemptions from registration under the Securities Act and under exemptions from registration under the securities laws of the various states. The Purchaser understands that the Seller's reliance on such exemptions will be based, in part, on the Purchaser's representations in this Section 3.5.

      3.6. FINDERS' FEE. Other than Schrickel Capital (whose fee or commission is the sole responsibility of the Purchaser), the Purchaser has not retained any investment banker, broker, finder or other intermediary or authorized any such person or entity to act on its or their behalf in connection with the transactions contemplated hereby and no such person or entity is entitled to any fee or commission from the Purchaser, any of its Affiliates or the Company upon the consummation of the transactions contemplated hereby.

      3.7. TRANSACTION DOCUMENTS. The Transaction Documents constitute all of the Contracts currently in effect in connection with the lease financing transaction which is the subject of the documents listed in EXHIBIT A hereto. The purchase by the Purchaser of the Shares pursuant to this Agreement complies with the Transaction Documents and no consent or approval is needed to consummate the Share purchase.

      3.8. LITIGATION. There is no action or proceeding pending or, to the Purchaser's knowledge, threatened against the Purchaser which involves the transactions contemplated herein or in the Transaction Documents, except that no representation or warranty is given by the Purchaser in respect of the Acquisition Agreement.

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                                    ARTICLE 4

                  COVENANTS OF THE SELLER AND THE PURCHASER

      4.1.  TAX MATTERS; COOPERATION; TAX RETURNS.

            (a) The Seller shall cause the Company to be included in the Seller's consolidated federal income Tax Returns for all periods for which it is eligible to be so included, including without limitation the period from January 1, 2002 through the Closing Date, and in any other required state, local and foreign Tax Group Tax Returns for all periods ending on or before the Closing Date for which the Company is required to be so included. The Seller shall (i) timely prepare and file all such Tax Returns and timely pay when due all Taxes relating to such Tax Returns and (ii) timely prepare and file, or cause to be prepared and filed, all other Tax Returns of the Company for all taxable periods ending on or prior to the Closing Date and timely pay, or cause to be paid, when due all Taxes relating to such Tax Returns. Before the filing of any Tax Return described in the preceding sentence that was not filed before the Closing Date, the Seller shall provide the Purchaser with a substantially final draft of such Tax Return (or, with respect to Tax Returns described in clause (i) above, the portion of such draft Tax Return that relates to the Company) at least fifteen
(15) business days prior to the due date for filing such Tax Return, and the Purchaser shall have the right to review such Tax Return prior to the filing of such Tax Return. Such Tax Returns shall be prepared or completed in a manner consistent with prior practice of the Seller and the Company with respect to Tax Returns concerning the income, properties, status and activities of the Company (including elections and accounting methods and conventions), except as otherwise required by applicable Tax Law or otherwise agreed to by the Purchaser prior to the filing thereof.

            (b) Any Taxes with respect to the Company that relate to a Tax period beginning before the Closing Date and ending after the Closing Date (an "OVERLAP PERIOD") shall be apportioned between the Seller and the Purchaser, (i) in the case of Taxes not measured or measurable, in whole or in part, by net or gross income or receipts, on a PER DIEM basis, and (ii) in the case of other Taxes, as determined from the books and records of the Company during the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date consistent with the past practices of the Seller and the Company. The Purchaser shall cause the Company to file any Tax Returns for any Overlap Period, and the Purchaser shall pay, or cause to be paid, all state, local or foreign Taxes shown as due on any such Tax Returns. The Seller shall pay the Purchaser, as an adjustment to the Purchase Price, its share of any such Taxes due pursuant to the filing of any such Tax Returns under the provisions of this Section 4.1(b) (to the extent the Seller is liable therefor in accordance with this Section 4.1(b) and to the extent not already paid by the Seller or the Company or accrued or otherwise reflected as a Liability on the books of the Company) within ten (10) business days of receipt of notice of such filing by the Purchaser, which notice shall set forth in reasonable detail the calculations regarding the Seller's share of such Taxes; provided, however, that if, within ten (10) business days after receipt of such notice, the Seller notifies the Purchaser in writing that the Seller disagrees with the computation of the Seller's share of such Taxes, the Seller and the Purchaser shall proceed in good faith to determine the Seller's share of such Taxes and the Seller's payment to the Purchaser under this Section 4.1(b) shall be due ten (10) business days after the Seller and the Purchaser agree to the amount payable by the Seller.

            (c) Notwithstanding anything in this Agreement to the contrary, the Seller, the Purchaser and the Company agree to prepare all Tax Returns for 2002 periods described in this Section 4.1 in accordance with the methodology described in SCHEDULE 4.1(c).

            (d) The Purchaser and the Company shall be responsible for and shall indemnify and hold the Seller harmless from all Taxes of the Company for any taxable period (or portion thereof) beginning on or after the Closing Date and for all Taxes resulting from any action taken without the Seller's written consent by the Purchaser or the Company after the closing (including, without limitation, any election made by the Purchaser under Section 338 of the Code with respect to the Company and actions taken outside the ordinary course of business and occurring on the Closing Date). The Purchaser and the Company shall be entitled to all refunds of such Taxes.

            (e) The Seller shall have the right to represent the interests of the Company (i) in any Tax audit or administrative or court proceeding relating to Tax Returns described in Section 4.1(a) with respect to which the Seller may be liable for Taxes pursuant to this Agreement (including any such proceedings relating to the Company) or (ii) with respect to any claim for indemnification for Taxes for which the Seller is or may be liable pursuant to Section 7.1; PROVIDED, HOWEVER, that the Purchaser shall have the right to participate in any such audit or proceeding to the extent that any such audit or proceeding may affect the Tax Liability of the Purchaser, any of its Affiliates, or the Company for any period ending after the Closing Date and to employ counsel of its choice at its own expense for purposes of such participation. Neither the Purchaser nor its Affiliates (including the Company) shall be entitled in any way to release, waive, settle, modify or pay any claim with respect to Taxes for which the Seller may be liable under this Agreement, without written consent of the Seller. Notwithstanding anything to the contrary contained or implied in this Agreement, without the prior written approval of the Purchaser, neither the Seller nor any affiliate of the Seller shall agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim arising in any such audit or proceeding, or otherwise agree or consent to any Tax Liability, to the extent that any such compromise, settlement, consent or agreement may increase the Tax Liability of the Purchaser, any of its Affiliates or the Company for any period ending after the Closing Date (including, without limitation, the imposition of Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards arising in taxable periods after the Closing Date), unless the Seller indemnifies the Purchaser for the increase in Taxes resulting from such compromise, settlement, consent or agreement.

            (f) The Purchaser shall promptly notify the Seller in writing upon receipt by the Purchaser, any affiliate of the Purchaser or the Company of notice of any pending or threatened Tax audits or assessments relating to the income, properties, status and activities of the Company, in each case for periods ending on or before the Closing Date only; PROVIDED, HOWEVER, that in no event shall such notification to the Seller be given more than 10 business days after the Purchaser's, its Affiliates' or the Company's receipt of such notice. Failure by the Purchaser to comply with this Section 4.1(f) shall not affect the Purchaser's right to indemnification relating to Taxes if such failure does not prejudice the rights of the Seller. The Seller shall promptly notify the Purchaser in writing upon receipt by the Seller or any Affiliate of the Seller of notice of any pending or threatened Tax audits or assessments relating to the income, properties, status and activities of the Company, but only for periods arising in taxable periods after the Closing Date.

            (g) Notwithstanding any other provision of this Agreement, the Seller shall have no obligation to pay or to indemnify or hold the Purchaser or the Company harmless from any Tax imposed or assessed as a result of any action taken by the Purchaser or the Company with respect to any contest, audit, assessment or other proceeding without the Seller's written consent, to the extent such written consent is required by this Agreement.

            (h) Neither the Seller nor any Affiliate of the Seller shall, without the prior written consent of the Purchaser, file, or cause to be filed, any amended Tax Return or claim for Tax refund, with respect to the income, properties, status and activities of the Company to the extent such amended Tax Return or claim for Tax Refund adversely affects the income, properties, status or activities of the Company for periods ending after the Closing Date. Neither the Purchaser nor any affiliate of the Purchaser (including the Company) shall, without the prior written consent of the Seller, file or cause to be filed any amended Tax Return or claim for Tax refund with respect to the income, properties, status and activities of the Company for any period ending on or before the Closing Date. The Seller shall be entitled to any reductions in Taxes or Tax refunds (including interest) of or relating to the Company not heretofore received for taxable periods ending on or before the Closing Date to the extent the Seller is obligated to indemnify the Purchaser or the Company in respect of such Taxes. If the Purchaser or its Affiliates (including the Company) receives any such refund, the Purchaser shall promptly pay (or cause to be paid) the entire amount of the refund (including interest) to the Seller, net of any Tax cost to the Purchaser or the Company. In the event that any loss, credit or other item of the Company for a period ending after the Closing Date may be carried back to a taxable period for which the Company and the Seller or any corporation affiliated with the Seller filed a consolidated, unitary, combined, affiliated, or similar Tax Return, the Seller, the Purchaser and the Company will negotiate in good faith with a view to providing the Purchaser or the Company with the economic benefit of such carryback, provided that the Seller (or an affiliate of the Seller) shall not be required to file an amended Tax Return or claim for Tax refund in respect of any taxable period for which any such Tax Return was filed without its consent, which consent shall not be unreasonably withheld. The Purchaser shall pay the out-of-pocket costs of preparing and filing any such amended Tax Return or claim for Tax refund and, in addition, shall pay and reimburse and hold the Seller (or any Affiliate of the Seller) harmless from any costs incurred in connection with securing, or attempting to secure, such benefit up to an amount not in excess of such benefit.

            (i) Any and all existing Tax sharing, allocation, compensation or like agreements or arrangements, whether or not written, between the Company, the Seller or any Affiliate of the Seller, including without limitation any arrangement by which the Company makes compensating payments to any member of any Tax Group for the use of certain tax attributes, shall be terminated as to the Company as of the Closing Date (pursuant to a writing executed on or before the Closing Date by all parties concerned) and shall have no further force or effect. All Liabilities of the Company, the Seller or any Affiliate of the Seller under such agreements (for Taxes or otherwise pursuant to such agreements or arrangements) shall be canceled on or prior to the Closing Date. Any and all powers of attorney relating to Tax matters concerning the Company shall be terminated as to the Company on or prior to the Closing Date and shall have no further force or effect.

            (j) Subject to the other provisions of this Section 4.1, after the Closing Date, the Purchaser and the Seller shall provide each other, and the Purchaser shall cause the Company to provide the Seller, with such cooperation and information relating to the Company as either party reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for Tax refund, (ii) determining any Tax Liability or a right to refund of Taxes, (iii) conducting or defending any audit or other proceeding in respect of Taxes or (iv) effectuating the terms of this Agreement. The parties shall retain, and the Purchaser shall cause the Company to retain, all Tax Returns, schedules and work papers, and all material records and other documents relating thereto with respect to the Company, until the expiration of the statute of limitation (and, to the extent notified by any party, any extensions thereof) with respect to the taxable years to which such Tax Returns and other documents relate and, unless such Tax Returns and other documents are offered and delivered to the Seller or the Purchaser, as applicable, until the final determination of any Tax in respect of such years. Any information obtained under this Section 4.1 shall be kept confidential, except as may be otherwise necessary in connection with filing any Tax Return, amended Tax Return, or claim for refund, determining any Tax Liability or right to refund of Taxes, or in conducting or defending any audit or other proceeding in respect of Taxes. Notwithstanding the foregoing, neither the Seller nor the Purchaser, nor any of their Affiliates, shall be required unreasonably to prepare any document, or determine any information not then in its possession, in response to a request under this Section 4.1(j).

            (k) Notwithstanding any other provision of this Agreement, (i) the Seller shall not pay, reimburse, be liable for, indemnify or hold harmless the Purchaser or its Affiliates from and against any amount for which the Purchaser or its Affiliates are liable under the Tax Indemnity Agreement or any of the other Transaction Documents and (ii) the Seller and its Affiliates shall be entitled to any amounts that are or shall become payable to or for the benefit of the Company under the Tax Indemnity Agreement or any of the other Transaction Documents with respect to any taxable period (or portion thereof) ending on or before the Closing Date. The Purchaser, the Seller and the Company acknowledge and agree that, after the Closing Date, the Tax Indemnity Agreement will remain in effect with respect to taxable periods (or any portion thereof) ending on or before the Closing Date; PROVIDED, HOWEVER, that the Seller will be substituted for the Company under that agreement for such periods. The Seller may assign its rights hereunder with respect to the Tax Indemnity Agreement to Dana Corporation or any other member of the consolidated group of which Dana Corporation is the common parent for purposes of filing federal income Tax Returns.

            (l) Notwithstanding any other provision of this Agreement, in addition to the provisions of Article 7, the provisions of this Section 4.1 shall apply to claims for indemnification for Taxes and, in the event and to the extent of any inconsistency between this Section 4.1 and Article 7, this Section
4.1 shall apply.

            (m) The amount of any Tax indemnification otherwise payable by or on behalf of the Seller under this Agreement shall be reduced by the Tax benefit actually received by the Purchaser, the Company, or any Tax Group that includes the Company for any taxable period ending after the Closing Date resulting from any adjustment to or change in any Tax item relating to the Company for any taxable period ending on or before the Closing Date. The Purchaser shall pay (or cause to be paid) to the Seller the Tax benefit actually received by the Purchaser, the Company, or any Tax Group that includes the Company promptly after any such Person realizes any such benefit, up to an amount (in the aggregate) not in excess of the Tax indemnification payment otherwise payable by or on behalf of the Seller.

            (n) The Seller shall be liable for, and shall pay when due, any transfer, gains, documentary, sales, use, registration, stamp, value added or other similar Taxes (other than any such Taxes imposed by the State of New Mexico or any political subdivision thereof or therein) payable by reason of the transactions contemplated by this Agreement or attributable to the sale, transfer or delivery of the Shares hereunder, and the Seller shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes. The Seller and the Purchaser shall cooperate to comply with all Tax Return requirements for such Taxes and shall provide such documentation and take such other actions as may be necessary to minimize the amount of any such Taxes.

      4.2.  FINDERS' FEE; FEE INDEMNIFICATION.

            (a) The Seller shall indemnify and hold harmless the Purchaser, its Affiliates and the Company from all Liabilities, costs and expenses incurred by the Purchaser, any of its Affiliates, or the Company as a result of the Seller retaining any investment banker, broker, finder or other intermediary or authorizing any person or entity to act on its or their behalf in connection with the transactions contemplated hereby and such person becoming entitled to any fee or commission with respect to the transactions contemplated hereby.

            (b) The Purchaser shall indemnify and hold harmless the Seller and its Affiliates from all Liabilities, costs and expenses incurred by the Seller or any of its Affiliates as a result of the Purchaser retaining any investment banker, broker, finder or other intermediary or authorizing any person or entity to act on its or their behalf in connection with the transactions contemplated hereby and such person becoming entitled to any fee or commission with respect to the transactions contemplated hereby.

      4.3.  ADDITIONAL PURCHASER COVENANTS.

            (a) The Purchaser hereby covenants and agrees that, from and after the Closing Date, (i) it will not permit the Company to take any action that would breach any obligation of the Company as Owner Participant under or pursuant to the Transaction Documents or would violate or be inconsistent with the Transaction Documents and (ii) it will cause the Company to comply with all of its obligations under the Transaction Documents.

            (b) The Purchaser covenants and agrees that it will exercise its right to purchase the Undivided Interest pursuant to Section 14(a)(2) of the Lease by giving the requisite notice immediately following the closing on the Closing Date.

            (c) The Purchaser will use its best efforts to have State Street Bank and Trust Company ("STATE STREET") join, in its individual capacity and not just in its capacity as Owner Trustee, in the release contemplated by Section 6.5(d) of this Agreement (provided that this

Section 4.3(c) shall not require PNM to offer a guarantee of the obligations of the Company to State Street in its individual capacity).

            (d) Promptly upon a purchase of the Undivided Interest pursuant to
Section 14 of the Lease, the Purchaser shall cause the Company to terminate the trust created by the Trust Agreement.


                                    ARTICLE 5

                           CONFIDENTIALITY; PUBLICITY

      5.1. CONFIDENTIALITY AGREEMENT. The Confidentiality Agreement shall be applicable according to its terms for the period beginning on January 3, 2002 and shall cease to be applicable from and after the Closing Date (if it occurs). For a period of one year from and after the Closing Date, each party hereto shall keep strictly confidential any and all information furnished to it or to its Affiliates, agents or representatives in the course of negotiations relating to this Agreement or any transaction contemplated by this Agreement, and the business and financial reviews and investigation conducted by any party hereto in connection with this Agreement, and each such party has instructed its respective officers, employees and other representatives having access to such information of such obligation of confidentiality. The obligations of confidentiality set forth herein shall not apply to information (a) disclosed to actual or prospective assignees or transferees, (b) disclosed to each party's counsel or independent auditors, (c) requested to be disclosed by any Governmental Authority or required to be disclosed by law, rule, regulation or administrative proceeding, (d) for which a party has received a subpoena or similar demand (provided that such party shall to the extent permitted by applicable law first, as promptly as practicable upon receipt of such demand, furnish a copy to the other party), (e) generally available to the public or in the possession of the receiving party before its disclosure under this Agreement or (f) that is given to the receiving party by another person other than in breach of obligations of confidentiality owed by such person to the disclosing party under this Agreement.

      5.2. NO PUBLIC ANNOUNCEMENT. No party shall make any public announcement with respect to the transactions contemplated hereby, except as may be required by law or regulation having in such case given prior written notice of such requirement to the other party.

      5.3. DISCLOSURE. Notwithstanding the foregoing provisions of this Article 5 and notwithstanding the Confidentiality Agreement, the Purchaser may disclose such information as is necessary or appropriate to make and/or procure the Exhibit B Approvals or satisfy the Purchaser's obligations under federal securities laws in connection with the transactions contemplated by this Agreement or in the filings made by the Purchaser in connection with the Exhibit B Approvals, in each case having given prior written notice of such disclosure and the reason(s) therefor to the Seller; PROVIDED, HOWEVER, that no such prior written notice need be given for any disclosure that (i) is in furtherance of the Purchaser's compliance with its obligations under federal securities laws and (ii) does not identify the Seller or any of its Affiliates.

                                    ARTICLE 6

                                     CLOSING

      6.1. CLOSING. The closing is to take place not later than March 20, 2002 unless both of the parties shall have agreed in writing to extend the Closing Date beyond March 20, 2002.

      6.2. FURTHER ACTS. If, at any time after the closing, any further action by any party hereto is necessary to carry out the purposes of this Agreement, such party shall take all such necessary action or use commercially reasonable efforts to cause such action to be taken upon the written request of the other party.

      6.3. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Subject to Section 7.3, all representations and warranties shall survive the closing (except that Section 2.9 shall survive only to the expiration of the statute of limitations with respect to the underlying Tax claim) and shall not be affected by any investigation at any time made by or on behalf of the Purchaser, on the one hand, or the Seller, on the other hand.

      6.4. DELIVERIES OF THE SELLER. The Seller agrees on the Closing Date to deliver or cause to be delivered to the Purchaser the following:

           (a) TITLE TO THE SHARES. All stock powers, endorsements, certificates, approvals, consents and any and all further instruments as may be necessary to complete any and all conveyances, transfers and assignments provided for herein and to convey to the Purchaser legal, beneficial, valid and indefeasible title to the Shares.

           (b) GOOD STANDING CERTIFICATES. Good standing and tax certificates (or analogous documents), dated no more than ten (10) days before the Closing Date, from the appropriate Governmental Authorities in the Company's jurisdiction of incorporation and in each jurisdiction in which the Company is qualified to do business, showing the Company to be in good standing and to have paid all Taxes due in the applicable jurisdiction.

           (c) RESIGNATIONS. The resignations of all of the officers and directors of the Company effective as of the Closing Date.

           (d) FIRPTA CERTIFICATE. An affidavit from the Seller in the form of SCHEDULE 6.4(e) that the Seller is not a "foreign person" within the meaning of section 1445 of the Code.

           (e) TAX SHARING, ETC. The writing contemplated by Section 4.1(i) hereof (which writing shall also effect the cancellation of Liabilities and termination of powers of attorney specified in such Section 4.1(i)), in the form of EXHIBIT D hereto.

           (f) OPINIONS OF COUNSEL TO THE SELLER. An opinion of Hunton and Williams, the special counsel to the Seller, and an opinion of the General Counsel of the Seller, in each case in form and substance reasonably satisfactory to the Purchaser.

           (g) PRO FORMA TAX RETURN. The pro forma federal tax return for the Company utilized in preparing Dana Corporation's consolidated federal tax return for 2001.

           (h) BOOKS AND RECORDS. The original of the corporate minute book for the Company and related corporate books and records.

           (i) OTHER DELIVERIES. Such other documents or instruments as the Purchaser or its counsel may reasonably request consistent with the Seller's obligations hereunder.

      6.5. DELIVERIES OF THE PURCHASER. The Purchaser agrees on the Closing Date to deliver or cause to be delivered to the Seller the following:

           (a) PURCHASE PRICE. The Purchase Price to be delivered in the manner provided in Sections 1.3 and 1.4 hereof.

           (b) OPINION OF COUNSEL TO THE PURCHASER. An opinion from each of Keleher & McLeod, P.A., and Pillsbury Winthrop LLP, counsel to the Purchaser, in form and substance reasonably satisfactory to the Seller.

           (c) FILINGS, NOTICES AND APPROVALS; ETC. A certificate dated the Closing Date from an authorized officer of the Purchaser certifying that both the approval by the Purchaser's Board of Directors and the Exhibit B Approvals have been obtained and attaching copies of such approvals.

           (d) RELEASE OF DCCC GUARANTEE. A release by the Purchaser and certain other parties to the Participation Agreement of the DCCC Guarantee (as defined in Section 19(f) of the Participation Agreement), such release to be in the form of EXHIBIT E hereto.

           (e) AMENDMENT TO CERTIFICATE OF INCORPORATION. A duly executed amendment to the Certificate of Incorporation of the Company changing the name of the Company to "PNM Project Finance Two, Inc.", in form ready for filing immediately upon consummation of the closing on the Closing Date.

           (f) OTHER DELIVERIES. Such other documents or instruments as the Seller or its counsel may reasonably request consistent with the Purchaser's obligations hereunder.

                                    ARTICLE 7

                                 INDEMNIFICATION

      7.1. AGREEMENTS TO INDEMNIFY.

           (a) The Seller hereby indemnifies and holds harmless the Purchaser, its officers, directors, employees, members, representatives, agents, shareholders, partners and Affiliates (and their respective officers, directors, employees, members, representatives, agents, shareholders, partners and Affiliates), and the Company from and against (i) all Liability, damage, deficiency, loss, costs, claims, encumbrances or expense, including interest or reasonable attorneys' fees and disbursements (collectively, "DAMAGES") incurred by any of them and which arise as a result of any breach of any representation, warranty, covenant or agreement made by the Seller herein, (ii) any Liability (other than Specified Liabilities) to the extent arising from facts, events or circumstances occurring on or prior to the Closing Date and, (iii) subject to the provisions of Section 4.1 hereof, any and all (A) Taxes imposed on the Seller or any Affiliate of the Seller (including, without limitation, the Company) for, or relating to, all periods ending on or before the Closing Date, including, without limitation, (I) any Liability of the Company under any Tax sharing agreement, whether or not written, and
(II) any Tax Liability resulting from the termination, as of the Closing
Date, of the Company as a member of any Tax Group and (B) Liabilities of the Seller or any Affiliate of the Seller (including, without limitation, the Company) for Taxes imposed under Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Tax Law, as a result of being a member of a Tax Group for any taxable period ending on or before the Closing Date; PROVIDED, HOWEVER, that the Seller's indemnification obligations under Section 7.1(a)(i) (other than in respect of Sections 2.9 and 4.1 as to which the parties agree that the limitation in this proviso shall not be applicable) and 7.1(a)(ii) shall not exceed, in the aggregate, an amount equal to the Purchase Price.

           (b) The Purchaser hereby indemnifies and holds harmless the Seller, its officers, directors, employees, members, representatives, agents, shareholders, partners and Affiliates (and their respective officers, directors, employees, members, representatives, agents, shareholders, partners and Affiliates) from and against (i) all Damages incurred by any of them and which arise as a result of any breach of any representation, warranty, covenant or agreement made by the Purchaser herein, (ii) any Liability (other than a Liability as to which the Seller is responsible under Section 7.1(a) hereof) to the extent arising from facts, events or circumstances occurring after the Closing Date, (iii) taxes (and related items) as provided in Section 4.1 and as provided in the Tax Indemnity Agreement (as modified in Section 4.1(k) hereof) and (iv) any failure by the Company promptly and completely to perform its obligations under the Transaction Documents to the extent such obligations are in respect of facts, events or circumstances occurring after the Closing Date (other than obligations for which the Seller is otherwise responsible under this Agreement).

      7.2. NOTICE OF CLAIMS. If any Person benefited by Section 7.1 or 7.5 hereof (an "INDEMNIFIED PERSON") is threatened with any claim, or any claim is presented to or made to an Indemnified Person, or any action is commenced against an Indemnified Person, which may give rise to a right to indemnification hereunder, such Indemnified Person shall, with reasonable promptness, give written notice of such claim to the Person obligated to provide indemnification with respect thereto pursuant to Section 7.1 hereof (the "INDEMNIFYING PERSON") and, without prejudice to the Indemnified Person's right of indemnification under this Article 7, shall, before taking any action with respect to the subject claim, make itself available to meet with the Indemnifying Person and, along with the Indemnifying Person, attempt to resolve and/or settle the subject claim. The Indemnifying Person may elect, within thirty (30) days after receipt of such notice, or five (5) days before the return date required by any claim, citation or other statute, whichever occurs earlier, to contest and defend against such claim at the Indemnifying Person's expense, and shall give written notice to the Indemnified Person of the commencement of such contest or defense with reasonable promptness after the giving of the written notice of such claim by the Indemnified Person. The Indemnified Person shall be entitled to participate with the Indemnifying Person in such event, but shall not be entitled in any way to release, waive, settle, modify or pay such claim without the written consent of the Indemnifying Person if the Indemnifying Person shall have assumed the defense of, or otherwise be contesting, such claim (provided that such written consent shall not be unreasonably withheld). In the event that the

Indemnifying Person shall have assumed the defense of any claim, and has employed counsel with respect thereto, the Indemnified Person shall also be entitled to employ counsel at the its own cost and expense. In the event that the Indemnifying Person does not elect to contest or defend the claim as provided in this Section 7.2, the Indemnified Person, its successors and assigns shall have the exclusive right to prosecute, defend, compromise, settle or pay the claim in its sole discretion and pursue its rights under this Agreement. In the event that the Indemnifying Person shall assume the defense, the parties hereto shall cooperate in the defense of such action and the records of each shall be available to the other and to the Indemnified Person with respect to such defense.

      7.3. SURVIVAL OF REPRESENTATIONS; EFFECT OF CERTIFICATES.

           (a) The parties hereto agree that the provisions of this Article 7 and all representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and any investigation or audit made by any party hereto; PROVIDED, HOWEVER, that: (i) representations, warranties and covenants in this Agreement with respect to taxes shall survive until, and a claim for indemnification with respect thereto must be made prior to, the expiration of the statute of limitations with respect to the underlying tax claim; and (ii) the Seller's obligations under Section 7.1(a) hereof (except to the extent survival is expressly dealt with in clause (i) of this proviso) and the Seller's representations and warranties contained in this Agreement (other than (A) Section 2.9, which is governed by clause (i) of this PROVISO, and (B) so much of the Seller's representations and warranties that address the absence of remarketing, residual sharing or other similar contracts to which the Company may be party or by which the Subject Interest may be bound as to which the survival period shall be April 1, 2015) shall survive only until, and a claim with respect thereto must be made prior to, the first anniversary of the Closing Date. If notice of a claim for which indemnity is sought shall be made under this Article 7 for a breach of a representation or warranty, such representation or warranty shall survive until such indemnification claim is finally resolved and all obligations with respect thereto are fully satisfied.

           (b) Each statement contained in any certificate delivered in connection with this Agreement or the consummation of the transactions contemplated hereby shall constitute the representation, warranty and agreement of the party delivering such certificate and shall have the same force and effect as if it had been incorporated into this Agreement as a representation, warranty and agreement by such party.

      7.4. INDEMNITY AMOUNTS TO BE COMPUTED ON AN AFTER-TAX BASIS. Any amount payable by or on behalf of the Seller to the Purchaser, or vice versa, pursuant to the provisions of Section 4.1 or Article 7 hereof shall, to the extent possible, be treated as an adjustment to the Purchase Price. The amount of any indemnification payable under any of the provisions of Section 4.1 and this
Article 7 shall be (i) net of any Tax benefit actually realized by the Indemnified Person (including, where the Purchaser is the Indemnified Person, the Company) by reason of the facts and circumstances giving rise to the indemnification and (ii) increased by the amount of any Tax required to be actually paid by the Indemnified Person on the accrual or receipt of the indemnification payment (including any amount payable pursuant to this clause
(ii)). For purposes of the preceding sentence, the amount of any state income Tax benefit or cost shall take into account the federal income Tax effect of such benefit or cost. The Indemnified Person shall notify the Indemnifying Person of the receipt of any Tax benefit or the incidence of any Tax referred to in the previous sentence (whether any such Tax benefit or Tax occurs in the year of payment or otherwise), shall provide documentation in reasonable detail supporting such notice and cooperate with the Indemnifying Person, consistent with Section 4.1(j) hereof, with respect to such notice and documentation. The Indemnified Person shall pay (or cause to be paid) to the Indemnifying Person the Tax benefit actually received by the Indemnified Person promptly after the Indemnified Person realizes any such benefit, up to an amount (in the aggregate) not in excess of the indemnification payment otherwise payable by the Indemnifying Person. No party may recover a duplicate economic benefit under this Section 7.4 and Section 4.1(m) hereof.

      7.5. INDEMNIFICATION FOR ONGOING EIP TRANSACTION. The Purchaser hereby indemnifies and holds harmless the Seller, its officers, directors, employees, members, representatives, agents, shareholders, partners and Affiliates (and their respective officers, directors, employees, members, representatives, agents, shareholders, partners and Affiliates) from and against any Liability occurring, or relating to events occurring, after the Closing Date and arising out of the Transaction Documents, the transactions contemplated thereby or any act or omission of the Purchaser (or any of its Affiliates, officers, directors, employees, agents, members, representatives, shareholders or partners) or any other party to the Transaction Documents with respect to the Transaction Documents, including, without limitation, any amendment, election, consent, waiver, omission or any other action of whatever nature taken, given or made by PNM or any other party to the Transaction Documents in connection with or pursuant to the Transaction Documents. The obligations of the Purchaser under this Section 7.5 shall be absolute, unconditional and irrevocable and the Purchaser hereby waives any and all defenses (whether available at law or in equity), rights of set-off or counterclaims that may at any time be available to or asserted by the Purchaser against the Seller, its officers, directors, employees, members, representatives, agents, shareholders, partners and Affiliates (and their respective officers, directors, employees, members, representatives, agents, shareholders, partners and Affiliates) in respect of the matters for which indemnity has been provided under this Section 7.5. The parties hereto agree that the provisions contained in this Section 7.5 shall survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and any investigation or audit made by any party hereto.

                                    ARTICLE 8

                                   TERMINATION

      8.1. TERMINATION.

           (a) This Agreement and the parties' obligations hereunder shall terminate (i) at the option of the Seller, if the Closing Date shall not have occurred by March 20, 2002, (ii) at the option of the Purchaser, if the Exhibit B Approvals (A) shall not have been obtained by March 20, 2002 or (B) shall contain any terms or conditions which, in the reasonable judgment of the Purchaser's Board of Directors, would have, or would be reasonably likely to have, an adverse impact on the benefits that the Purchaser had expected to realize from the purchase of the Shares, (iii) at the option of the Seller, if any Exhibit B Approval shall have been denied or (iv) at the option of the Purchaser, if DCCC's credit committee shall not have approved the sale of the Shares pursuant to this Agreement by February 19, 2002.

           (b) In the event that the Purchaser shall not have purchased the Shares as a result of a termination of this Agreement pursuant to Section 8.1(a)(i), (ii) or (iii), the Purchaser shall pay or reimburse up to $10,000 of DCCC's costs and expenses in connection with its consideration and negotiation of the sale of the Shares and this Agreement; PROVIDED, HOWEVER, that the Purchaser shall have no obligation under this Section 8.1(b) in the event that the Purchaser's failure to purchase the Shares shall have resulted from a breach by the Seller of a representation, warranty, covenant or agreement contained in this Agreement.

                                    ARTICLE 9

                                     GENERAL

      9.1. AMENDMENT. Except as otherwise provided herein, the parties may amend, modify or supplement this Agreement at any time, but only in writing duly executed by each of the parties to this Agreement.

      9.2. ENTIRE UNDERSTANDING. Except for the Confidentiality Agreement, the terms set forth in this Agreement (including the schedules hereto) are intended by the parties as a final, complete and exclusive expression of the terms of their agreement and may not be contradicted, explained or supplemented by evidence of any prior agreement, any contemporaneous oral agreement or any consistent additional terms. Without limiting the generality of the foregoing, the parties have agreed that this Agreement has superseded the Letter of Intent in its entirety.

      9.3. COUNTERPARTS. This Agreement may be executed simultaneously in any number of identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      9.4. HEADINGS. The headings preceding the text of Sections of this Agreement are for convenience only and shall not be deemed a part hereof.

      9.5. APPLICABLE LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The Purchaser and the Seller hereby irrevocably and unconditionally submit to the nonexclusive jurisdictions of the courts of such State in relation to any claim, dispute or difference which may arise hereunder but without prejudice to the rights of such parties to commence any legal actions or proceedings in the courts of any other competent jurisdiction.

      9.6. PARTIES IN INTEREST; ASSIGNMENT. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether herein so expressed or not, but neither this Agreement nor any of the rights, interests or obligations hereunder of any party hereto shall be assigned without the prior written consent of the other party; PROVIDED, HOWEVER, that no consent by the Seller shall be necessary in connection with an assignment by the Purchaser to one of its Affiliates so long as such assignee shall have become party hereto by executing a counterpart hereof. No purported assignment will relieve the assigning party of its obligations hereunder unless the other party hereto has consented in writing to such assignment. This Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any person not a party hereto.

      9.7. NOTICES. Any notice or demand to be given hereunder shall be in writing and deemed given when personally delivered, sent by telecopier, overnight courier or deposited in the mail, postage prepaid, sent certified or registered, return receipt requested, and addressed as set forth below or to such other address as any party shall have previously designated by such a notice. Any notice so delivered personally or by telecopy shall be deemed to be received on the date of delivery or transmission by telecopier; any notice so sent by overnight courier shall be deemed to be received two (2) business days after the date sent; and any notice so mailed shall be deemed to be received on the date stamped on the receipt (rejection or other refusal to accept or inability to deliver because of a change of address of which no notice was given shall be deemed to be receipt of the notice).

            If to the Purchaser:

                  Public Service Company of New Mexico
                  Alvarado Square
                  Albuquerque, New Mexico 87158
                  Attention of Treasurer
                  Phone: (505) 241-2119
                  Fax:   (505) 241-2369

            With a copy to:

                  Pillsbury Winthrop LLP
                  One Battery Park Plaza
                  New York, New York 10004-1490
                  Attention of Timothy Michael Toy, Esq.
                  Phone: (212) 858-1344
                  Fax:   (212) 858-1500

            If to the Seller:

                  Dana Commercial Credit Corporation
                  1801 Richards Road
                  Toledo, Ohio 43607
                  Attention of Capital Markets Group Operations
                  Phone: (419) 322-7400
                  Fax:   (419) 322-7454

      9.8. EXPENSES. Subject to Section 4.1(i) and Article 8, the Purchaser shall bear its own expenses and the Seller shall bear its own expenses in connection with the negotiation and execution of this Agreement.

      9.9. WAIVER. Waiver by any party of any term, provision or condition of this Agreement shall not be construed to be a waiver of any other term, provision or condition. Failure or delay by any party to require performance of any provision of this Agreement should not affect or impair such party's right to require full performance of such provision at any time thereafter.

      9.10. NAME CHANGE; RELEASE.

            (a) On the Closing Date, the Purchaser shall cause the name of the Company to be changed to "PNM Project Finance Two, Inc."

            (b) Upon the Notes being paid in full pursuant to Section 5.2 of the Indenture and the Indenture having been released and discharged, the Purchaser will procure for the benefit of DCCC a release from the Lease Indenture Trustee of DCCC from its obligations under the DCCC Guarantee (as defined in Section 19(f) of the Participation Agreement) and DCCC's written confirmation of such Guarantee dated September 14, 1993, in each case to the same extent as provided in EXHIBIT D hereto.

      9.11. CERTAIN DEFINITIONS.

            (a) Capitalized terms used, but not otherwise defined, in this Agreement shall have the respective meanings specified in Appendix A to the Participation Agreement specified in EXHIBIT A hereto.

            (b) For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

      "ACQUISITION AGREEMENT" means the PNM Beneficial Interest Transfer Agreement dated December 31, 1991 between GATX Capital Corporation, seller thereunder, and the Company, the buyer thereunder.

      "ACTIONS" means any claims, actions, suits, proceedings and investigations, whether at law, in equity or in admiralty or before any court, arbitrator, arbitration panel or Governmental Authority.

      "AGREEMENT" has the meaning specified in the Preamble.

      "CLOSING DATE" means the date not later than March 20, 2002 selected by the Purchaser (upon at least 5 days prior written notice to the Seller), which date shall be as soon as reasonably practicable after the last Exhibit B Approval shall have been obtained.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "COMMON STOCK" has the meaning specified in Section 2.7 hereof.

      "COMPANY" has the meaning specified in Recital A.

      "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement dated January 3, 2002 between PNM and DCCC (also executed by Schrickel Capital, advisor to PNM).

      "CONTRACTS" means all contracts, agreements, indentures, notes, loans, leases and other instruments.

      "DAMAGES" has the meaning specified in Section 7.1(a) hereof.

      "DCCC" has the meaning specified in the Preamble hereto.

      "EXHIBIT B APPROVALS" has the meaning specified in Section 1.6 hereof.

      "GOVERNMENTAL AUTHORITY" means any person or government, state, province or other political subdivision thereof, and any entity exercising regulatory or administrative functions of such governments.

      "INDEMNIFIED PERSON" has the meaning specified in Section 7.2 hereof.

      "INDEMNIFYING PERSON" has the meaning specified in Section 7.2 hereof.

      "IRS" means the Internal Revenue Service.

      "LETTER OF INTENT" means the proposal letter dated December 28, 2001 of PNM which was accepted by DCCC on December 28, 2001.

      "LIABILITIES" means claims, debts, liabilities, obligations, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured or unmatured, or of any other nature.

      "LIEN" means any security interest, lien, mortgage, claim, charge, pledge, restriction, equitable interest or encumbrance of any nature.

      "OVERLAP PERIOD" has the meaning specified in Section 4.1(b) hereof.

      "PERSON" means any natural person, corporation, business trust, joint venture, association, company, firm, partnership, or other entity or Governmental Authority.

      "PNM" has the meaning specified in the Preamble.

      "PREFERRED STOCK" means any equity issue that would receive preferential liquidation treatment as compared to the Common Stock.

      "PURCHASE PRICE" has the meaning specified in Recital B hereto.

      "PURCHASER" has the meaning specified in the Preamble.

      "SCHRICKEL CAPITAL" means Schrickel Capital Corp.

      "SECURITIES ACT" means the Securities Act of 1933, as amended.

      "SELLER" has the meaning specified in the Preamble.

      "SHARES" has the meaning specified in Recital A.

      "SPECIFIED LIABILITIES" means Liabilities as to which Lessee would be obligated to provide indemnification and/or reimbursement under the Transaction Documents.

      "STATE STREET" has the meaning specified in Section 4.3(c).

      "SUBJECT INTEREST" means all of the Company's right, title and interest in and to the Transaction Documents and the Trust Estate (including, without limitation, the right to receive Excepted Payments, if any).

      "TAX" or "TAXES" means any federal, state, local or foreign income, gross receipts, license, payroll, wage, employment, excise, utility, communications, production, occupancy, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, capital levy, surcharges, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative, or add-on minimum, estimated, or other tax of any kind whatsoever, including, without limitation, penalties, additions to tax, and interest attributable thereto (together with any interest on any such interest, penalties and additions to tax), but excluding any taxes (and related amounts) for which the Purchaser or an affiliate of the Purchaser is responsible under the Transaction Documents.

      "TAX AUTHORITY" means the IRS and any other domestic or foreign authority responsible for the administration of any Taxes.

      "TAX GROUP" has the meaning specified in Section 2.9(b) hereof.

      "TAX INDEMNITY AGREEMENT" means, collectively, the Tax Indemnity Agreement and the Confirmation (as defined in Section 19(f) of the Participation Agreement).

      "TAX LAWS" means the Code, and any other federal, state, county, local or foreign laws related to any Tax, as well as any regulations, administrative pronouncements, rules or requirements pursuant thereto.

      "TAX RETURNS" has the meaning specified in Section 2.9(a) hereof.

      "TRANSACTION DOCUMENTS" means the Contracts specified in EXHIBIT A hereto.

      IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date and year first above written.



                              DANA COMMERCIAL CREDIT CORPORATION



                              By: /s/ Joseph A. Beham
                                 --------------------
                              Name: Joseph A. Beham
                              Title: SR. V.P.



                              PUBLIC SERVICE COMPANY OF NEW MEXICO



                              By: /s/ Terry R. Horn
                                 ------------------
                              Name: Terry R. Horn
                              Title: VP & Treasurer




Acknowledged and agreed
with respect to Section 4.1(k):

DCC PROJECT FINANCE TWO, INC.


By: /s/ Joseph A. Beham
   --------------------
Name: Joseph A. Beham
Title: V.P.

                                                                    Exhibit A to
                                                              Purchase Agreement



                              TRANSACTION DOCUMENTS

1. Amended and Restated Participation Agreement dated as of September 1, 1993 (the "PARTICIPATION AGREEMENT") between DCC Project Finance Two, Inc. ("DCC TWO") and Public Service Company of New Mexico ("PNM"), among others. CAPITALIZED TERMS USED IN THIS EXHIBIT A HAVE THE RESPECTIVE MEANINGS SPECIFIED IN APPENDIX A TO THE PARTICIPATION AGREEMENT.

2.   Lease.

3.   Easement.

4.   Operating Agreement.

5.   Tax Indemnity Agreement.

6.   Trust Agreement.

7.   Indenture and Notes.

8.   Assignment of Construction Contract.

9.   Instrument of Assignment of Other Construction Contracts.

10.  Refunding Extension Letter.

11.  Extension Letter.

12.  Omnibus Notice.

13.  Omnibus Receipt.

14. First 1991 Agreement, Second 1991 Agreement, GATX Letter, Confirmation and DCC Guarantee (as each such term is defined in Section 19(f) of the Participation Agreement).

15. Beneficial Interest Transfer Agreement dated December 31, 1991 between GATX Capital Corporation and DCC Two.

16.  Confirmation of Transferee's Parent Guarantee dated September 14, 1993.

17. Consent Agreement dated as of June 9, 2000 between DCC Two, PNM and PNM Electric and Gas Services, Inc. (with consent of Lessor subscribed thereon).

                                                                    Exhibit B to
                                                              Purchase Agreement



                         FILINGS, NOTICES AND APPROVALS

1. New Mexico Public Regulation Commission.

2. Federal Energy Regulatory Commission (section 203 of the Federal Power Act, as amended).

3. Securities and Exchange Commission (Form U-1 under section 9(a)(2) of the Public Utility Holding Company Act of 1935, as amended).

                                                                    Exhibit C to
                                                              Purchase Agreement



                               DUE DILIGENCE ITEMS


1. Complete copy of corporate minute book of DCC Project Finance Two, Inc.

2. The pro-forma federal tax returns for DCC Project Finance Two, Inc.
   utilized in preparing Dana Corporation's consolidated federal tax return (for 1991 (09/17/91 to 12/31/91 only) and for 1992 through 2000) and other accounting / tax information concerning the adjusted tax basis of the assets and tax status of DCC Project Finance Two, Inc. The Federal Employer Identification Number of DCC Project Finance Two, Inc. is 34-1696422.

3. Pro-forma State Tax worksheets for the years 1991 to 2000.

4. Beneficial Interest Transfer Agreement (asset sale from GATX Capital to DCC Project Finance Two, Inc.) and all closing papers.

5. Balance Sheet for DCC Project Finance Two, Inc., at December 31, 2001 (subject to possible adjustments) (such balance sheet to be finalized and delivered to the Purchaser not later than February 15, 2002).

                                                                    Exhibit D to
                                                              Purchase Agreement


                                     FORM OF
                                 TERMINATION OF
                            TAX SHARING ARRANGEMENTS

Reference is made to the Purchase Agreement dated as of January 15, 2002 (the "PURCHASE AGREEMENT") between Public Service Company of New Mexico and Dana Commercial Credit Corporation. Capitalized terms used herein have the respective meanings specified in the Purchase Agreement. This instrument is being delivered at, and effective as of, the closing on the Closing Date pursuant to Sections 4.1(i) and 6.4(e) of the Purchase Agreement.

1. Any and all Tax sharing, allocation, compensation or like arrangements, whether or not reduced to a written instrument, between the Company and the Seller or any affiliate of the Seller, including, without limitation, any arrangement by which the Company makes or receives compensating payments to or from any member of any Tax Group of which the undersigned are members for the use of certain tax attributes (collectively, the "TAX SHARING ARRANGEMENTS") are hereby TERMINATED, RELEASED and DISCHARGED and shall be of no further force or effect. Without limiting the generality of the foregoing, the undersigned acknowledge and agree that the term "Tax Sharing Agreements" encompasses all Grid Note and Tax Allocation Agreements heretofore executed by the Company to DCCC.

2. All Liabilities of the Company, the Seller or any Affiliate of Seller under the Tax Sharing Agreements (for Taxes or otherwise pursuant to the Tax Sharing Arrangements) are hereby CANCELLED, RELEASED and DISCHARGED.

3. All powers of attorney relating to Tax Matters concerning the Company are hereby TERMINATED and shall have no further force or effect.

4. All service agreements (including, without limitation, the Service Agreements dated September 17, 1990, January 1, 1991, January 1, 1992, January 1, 1993, January 1, 1994 and January 1, 1995) between the Company and DCCC are hereby CANCELLED, RELEASED, DISCHARGED and TERMINATED, in each case without Liability on the part of any party thereto, whether in respect of such cancellation, release, discharge and termination, in respect of services performed or costs incurred under such agreements or otherwise in respect of any other matter, event or circumstance.



DCC PROJECT FINANCE TWO, INC.             DANA COMMERCIAL CREDIT
                                          CORPORATION, for itself and its
                                          Affiliates,


By:                                       By:
       ----------------------                    ----------------------
Name:                                     Name:
Title:                                    Title:

                                                                    Exhibit E to
                                                              Purchase Agreement


                                     FORM OF
                           RELEASE AND DISCHARGE OF
            TRANSFEREE'S PARENT GUARANTEE AND RELATED CONFIRMATION
                       BY CERTAIN BENEFICIARIES THEREUNDER

                              Dated March __, 2002

      Reference is made to (i) the Transferee's Parent Guarantee dated as of December 31, 1991 (the "DCC GUARANTEE") by Dana Commercial Credit Corporation ("DCCC") accepted by Public Service Company of New Mexico ("PNM"), (ii) the Confirmation of Transferee's Parent Guarantee dated September 14, 1993 (the "CONFIRMATION OF PARENT GUARANTEE"), (iii) the Participation Agreement (as defined in the DCC Guarantee), and (iv) the Participation Agreement (as defined in the Confirmation of Parent Guarantee). Capitalized terms used herein without definition have the respective meanings specified in Appendix A to the Participation Agreement (as defined in the Confirmation of Parent Guarantee).

1. On the date hereof, DCC Project Finance Two, Inc., a Delaware Corporation ("PF TWO") (the corporation whose obligations are guaranteed under the DCC Guarantee and the Confirmation of Parent Guarantee), (i) changed its name to "PNM Project Finance Two, Inc." and (ii) became a wholly-owned subsidiary of PNM. Effective upon the occurrence of the event specified in clause (ii) of the immediately preceding sentence (the "EFFECTIVE TIME"), each of the undersigned (each, a "RELEASING BENEFICIARY") RELEASES and DISCHARGES DCCC from any and all of its obligations under the DCC Guarantee and the Confirmation of Parent Guarantee (other than with respect to any obligations of PF Two arising solely from facts, events or circumstances occurring prior to the Effective Time).

2. By its acceptance (as set forth below) of this instrument, DCCC agrees that it shall not be entitled to be subrogated to any of the rights of a Releasing Beneficiary against PF Two or any right of offset held by any Releasing Beneficiary with respect to the payment of any Obligations (as defined in the DCC Guarantee) arising solely from facts, events or circumstances occurring prior to the Effective Time, nor shall DCCC seek or be entitled to seek any reimbursement from PF Two in respect of payments made by DCCC under the DCC Guarantee or the Confirmation of Parent Guarantee after the Effective Time (in each case, with respect to Obligations arising solely from facts, events or circumstances occurring prior to the Effective Time).

3. By its acceptance (as set forth below) of this instrument, PF Two authorizes and directs the Owner Trustee to execute, deliver and perform this instrument.

4. THIS INSTRUMENT HAS BEEN DELIVERED IN AND SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK.

                              PUBLIC SERVICE COMPANY OF NEW MEXICO

                              By:
                                 ---------------------------
                              Name:
                              Title:

                              EIP REFUNDING CORPORATION

                              By:
                                 ---------------------------
                              Name:
                              Title:

                              STATE STREET BANK AND TRUST COMPANY,
                              [in its individual capacity and] as Owner
                              Trustee as aforesaid,

                              By:
                                 ---------------------------
                              Name:
                              Title:


Accepted:

DCC PROJECT FINANCE TWO, INC.
(to be renamed "PNM Project Finance Two, Inc.")

By:
   -------------------------
Name:
Title:


Accepted:


DANA COMMERCIAL CREDIT CORPORATION

By:
   -------------------------
Name:
Title:

                                                               SCHEDULE 2.9(c)


      1.    ASSET:                              Undivided Interest
            BASIS (original):                   $35,481,375
            BASIS (remaining as of 1/1/02):     $15,038,585
            DEPRECIATION START:                 1991 (using the half-year
                                                convention)
            DEPRECIABLE LIFE & SYSTEM:          20 year MACRS (as more fully
                                                described in Section 1(e) of
                                                the Tax Indemnity Agreement)



      2.    ASSET:                              Transaction Expenses
            BASIS (original):                   $1,131,812
            BASIS (remaining as of 1/1/02):     $695,983
            DEPRECIATION START:                 September 14, 1993
            DEPRECIABLE LIFE & SYSTEM:          21.54 years, Straight Line




















Capitalized terms used in this Schedule 2.9(c) have the respective meanings specified in Appendix A to the Participation Agreement (as defined in Exhibit A to the Purchase Agreement).

                                                               SCHEDULE 2.9(i)

For the period of the Company's existence, the Company is contingently liable for federal income Taxes of members of the consolidated federal income Tax Group of which the Seller is a member and may also be contingently liable for New Mexico state income Taxes for members of the New Mexico Tax Group of which various Affiliates of the Seller are members.

                                                                 SCHEDULE 2.13




                            OFFICERS AND DIRECTORS OF
                        DCC PROJECT FINANCE TWO, INC.



      Office(s)                             Name
      ---------                             ----
      Chairman of the Board (also a         Edward J. Shultz
      Director)
      President (also a Director)           Paul J. Bishop
      Vice President                        Neal B. Barnard
      Vice President                        Judith A. Eyster
      Vice President                        James A. Vigneau
      Vice President (also a Director)      Joseph A. Beham
      Secretary                             Letitia D. Marth
      Assistant Secretary                   Sheryl A. Weingrow
      Treasurer                             Teresa Mulawa
      Assistant Treasurer                   Cheryl Hickerson
      Assistant Treasurer                   Wendy Snell


                                                                 SCHEDULE 4.1(c)



                 ALLOCATIONS OF ITEMS OF TAXABLE INCOME AND EXPENSE OF DCC PROJECT FINANCE TWO, INC. FOR TAX YEAR 2002


   CLOSING DATE OF MARCH 15, 2002 (TO BE UPDATED TO REFLECT ACTUAL CLOSING DATE)

        The Seller, the Purchaser and the Company agree to allocate items of income, expense and deduction, to the maximum extent possible, based on a closing of the books as of the Closing Date, consistent with Treas. Reg. Sec. 1.1502-76(b)(2)(i). No party shall make the election described in Treas. Reg. Sec. 1.1502-76(b)(2)(ii), but the parties may agree to use the method described in Treas. Reg. Sec. 1.1502-76(b)(2)
        (iii). In any event, the parties agree that this Schedule 4.1(c) (as adjusted as of the Closing Date) is an accurate reflection of such closing-of-the-books methodology.


ITEMS OF TAXABLE INCOME & EXPENSE:

        1)  ACCRUAL OF SCHEDULED RENTAL INCOME FOR TAX YEARS 2001/02:


                                             TOTAL                  DCCC (2001):             DCCC (2002):             PNM (2002):
                                             -----                  ------------             ------------             -----------
            from & including:              01-Oct-01                 01-Oct-01                01-Jan-02                16-Mar-02
             to & including:               30-Mar-02                 30-Dec-01                15-Mar-02                30-Mar-02
            # of days of 180:                 180                        90                       75                      15

                                          2,243,559.84              1,121,779.92              934,816.60               186,963.32


        2)  ACCRUAL OF SCHEDULED INTEREST EXPENSE FOR TAX YEARS 2001/02:


                                             TOTAL                  DCCC (2001):             DCCC (2002):             PNM (2002):
                                             -----                  ------------             ------------             -----------
            from & including:              01-Oct-01                 01-Oct-01                01-Jan-02                16-Mar-02
             to & including:               30-Mar-02                 30-Dec-01                15-Mar-02                30-Mar-02
            # of days of 180:                 180                        90                       75                      15

                                          1,426,185.00               713,092.50               594,243.75               118,848.75


        3)  DEPRECIATION SCHEDULED FOR TAX YEAR 2002:


                                             TOTAL                                           DCCC (2002):             PNM (2002):
                                             -----                                           ------------             -----------
            from & including:              01-Jan-02                                          01-Jan-02                16-Mar-02
             to & including:               30-Dec-02                                          15-Mar-02                30-Dec-02
            # of days of 360:                 360                                                 75                      285

                                          1,583,009.00                                       329,793.54               1,253,215.46


        4)  AMORTIZATION SCHEDULED FOR TAX YEAR 2002:


                                             TOTAL                                           DCCC (2002):             PNM (2002):
                                             -----                                           ------------             -----------
            from & including:              01-Jan-02                                          01-Jan-02                16-Mar-02
             to & including:               30-Dec-02                                          15-Mar-02                30-Dec-02
            # of days of 360:                 360                                                 75                      285

                                           52,527.00                                          10,943.13                41,583.88


                                                               SCHEDULE 6.4(e)



                               FIRPTA CERTIFICATE

                              NONFOREIGN AFFIDAVIT
                      Exemption From Withholding Tax For
                 Dispositions of U.S. Real Property Interests
                 --------------------------------------------

      Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform Public Service Company of New Mexico ("PURCHASER") that withholding of tax is not required upon the disposition of United States real property interests by Dana Commercial Credit Corporation ("SELLER"), the undersigned hereby certifies the following:

            1. Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate for purposes of United States income taxation;

            2. Seller's U.S. employer identification number is [_______________]; and

            3. Seller's office address is [____________] and place of incorporation is Delaware.

      Seller understands that this certification may be disclosed to the Internal Revenue Service by Purchaser and that any false statement contained herein could be punished by fine, imprisonment, or both.

      Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.



                                    DANA COMMERCIAL CREDIT CORPORATION



                                    By:
                                       --------------------------
                                            Name:
                                            Title:



Dated:  March __, 2002